Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

SERVICEMASTER GLOBAL HOLDINGS, INC.,

THE SERVICEMASTER COMPANY,

TRUGREEN HOLDING CORPORATION

and

TRUGREEN LIMITED PARTNERSHIP

Dated as of January 14, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Certain Defined Terms	2

ARTICLE II

THE BUSINESS SEPARATION

Section 2.1	Business Separation	15
Section 2.2	Intercompany Agreements	17
Section 2.3	Bank Accounts; Cash Balances	17
Section 2.4	Resignation	17

ARTICLE III

CONDITIONS TO DISTRIBUTION

Section 3.1	Sole Discretion of Distributing	18
Section 3.2	Conditions to Distribution	18

ARTICLE IV

DISTRIBUTION

Section 4.1	Distribution	20

ARTICLE V

GENERAL PROVISIONS

Section 5.1	Implementation Documents	21
Section 5.2	Unreleased Liabilities	21
Section 5.3	Deferred Transfers	21
Section 5.4	Transfers of Assets or Liabilities Following the Distribution	23
Section 5.5	Corporate Names; Trademarks	24
Section 5.6	Domain Names	24
Section 5.7	Certain Matters Governed Exclusively by Ancillary Agreements	25
Section 5.8	Disclaimer of Representations and Warranties	25

i

ARTICLE VI

CONFIDENTIALITY; EXCHANGE OF INFORMATION; NON-SOLICITATION

Section 6.1	Agreement for Exchange of Information; Archives	26
Section 6.2	Ownership of Information	27
Section 6.3	Record Retention	27
Section 6.4	Production of Witnesses; Records; Cooperation	28
Section 6.5	Confidential Information	29
Section 6.6	Protective Arrangement	30
Section 6.7	Other Agreements Providing for Exchange of Information	30
Section 6.8	Privileged Matters	30
Section 6.9	Non-Solicitation ; Non-Competition	33

ARTICLE VII

FINANCIAL AND OTHER INFORMATION

Section 7.1	Financial and Other Information	35
Section 7.2	Sarbanes-Oxley Section 404 Compliance	37

ARTICLE VIII

INSURANCE

Section 8.1	Insurance Matters	38
Section 8.2	Director and Officer Liability	41
Section 8.3	Miscellaneous	41

ARTICLE IX

LEGAL MATTERS

Section 9.1	Control of Legal Matters	41
Section 9.2	Notice to Third Parties; Service of Process; Cooperation	42

ARTICLE X

INDEMNIFICATION

Section 10.1	Release of Pre-Separation Claims	43
Section 10.2	Indemnification by Controlled and TG LP	45
Section 10.3	Indemnification by Distributing and SVMC	45
Section 10.4	Indemnification with respect to Unreleased Liabilities	46

Section 14.11	Headings	57
Section 14.12	Interpretation	57
Section 14.13	Specific Performance	57
Section 14.14	Payment Terms	57
Section 14.15	Survival of Covenants	58
Section 14.16	Waiver	58
Section 14.17	Counterparts; Facsimile Signatures	58

Schedules

Schedule 1.1(a)	Co-Locations
Schedule 1.1(b)	SVM Assumed Liabilities - Actions
Schedule 1.1(c)	TruGreen Locations

Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is made as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., a Delaware corporation (“Distributing”), The ServiceMaster Company, a Delaware corporation, TruGreen Holding Corporation, a Delaware corporation (“Controlled”), and TruGreen Limited Partnership (“TG LP” and, together with Distributing, SVMC and Controlled, collectively, the “Parties,” and each a “Party”).  Capitalized terms used, but not otherwise defined herein have the meanings ascribed to them in Section 1.1.

WHEREAS, Distributing and SVMC, through certain of their Subsidiaries, is currently engaged in the TG Business and the Other Businesses;

WHEREAS, the Distributing Board and the SVMC Board have determined that it is in the best interests of Distributing and SVMC, respectively, and their respective stockholders to separate from Distributing the TG Business, which shall be owned, operated and conducted, directly or indirectly, by Controlled;

WHEREAS, in furtherance of the foregoing, the Distributing Board and the SVMC Board have determined that it is in the best interests of Distributing and SVMC, respectively, and their respective stockholders for Distributing, SVMC and certain of their Subsidiaries to enter into a series of transactions in the manner provided in this Agreement and the Ancillary Agreements whereby

(i)                                     (x) Distributing and SVMC will, directly or indirectly through their Subsidiaries, own all of the SVM Business Assets and assume (or retain) all of the SVM Liabilities, and (y) Controlled will, directly or indirectly through its wholly-owned Subsidiaries, own all of the TG Business Assets and assume (or retain) all of the TG Liabilities; and

(ii)                                  Holders of the Distributing Common Stock will receive (without consideration being paid by such holders), on a pro rata basis, all of the outstanding shares of Controlled Common Stock;

WHEREAS, Distributing expects, as soon as practicable following the distribution of the Controlled Common Stock, consistent with the performance of the Other Businesses, the condition of the capital markets and applicable regulatory review processes, and no later than one year following the Distribution Date, to sell newly issued Distributing Common Stock to the public in a primary offering; and

WHEREAS, Distributing and Controlled intend that, for federal income Tax purposes, the TG Operating Entities Contribution and the Distribution contemplated by this Agreement shall qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                    Certain Defined Terms.  For purposes of this Agreement:

“Action” means any demand, claim, counterclaim, action, suit, arbitration, inquiry, proceeding or investigation, in each case brought by or pending before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that except where the context indicates otherwise, for purposes of this Agreement, (i) no member of the SVM Group shall be deemed to be an Affiliate of any member of the TG Group, and (ii) no member of the TG Group shall be deemed to be an Affiliate of any member of the SVM Group.

“After Acquired Business” has the meaning set forth in Section 6.9(e).

“After Acquired Company” has the meaning set forth in Section 6.9(e).

“Agreement” has the meaning set forth in the Recitals.

“Ancillary Agreements” means

(i)                                     the Transition Services Agreement;

(ii)                                  the Tax Matters Agreement;

(iii)                               the Employee Matters Agreement;

(iv)                              the Intellectual Property Agreements; and

(v)                                 the Co-Location Agreements.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including, goodwill) of any kinds, of such Person, wherever located (including in the possession of vendors or other Persons or elsewhere), whether tangible or intangible, real, personal or mixed, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person.

“Arbitrator” has the meaning set forth in Section 11.2(c).

“Business” means either the SVM Business or the TG Business, as the context requires.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Separation” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Co-Location Agreements” means the agreements in which a member of one Group conveys to a member of the other Group a leasehold or other interest in, real property owned or leased by a member of the Group conveying such interest, as set forth in Schedule 1.1(a) for the period and monthly rental payments set forth in such Schedule.

“Confidential Information” has the meaning set forth in Section 6.5(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Authority or a member of either Group.

“Contract” means each contract, agreement, lease, commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Controlled” has the meaning set forth in the preamble.

“Controlled Common Stock” means the common stock of Controlled, par value $0.01 per share.

“Controlled Stockholders Agreement” means the Stockholders Agreement of Controlled, effective as of the Distribution Date, among Controlled and the stockholders of Controlled party thereto.

“Covered Person” has the meaning set forth in Section 8.2.

“Customer Information” means, with respect to any business, all information relating to customers of such business, including, names, addresses and transaction data (including merchandise or service purchased, purchase price paid,  purchase location (such as particular store or online), date and time of day of purchase, associated returns, exchanges, adjustments, and related information, and means of payment).

“Deductibles” has the meaning set forth in Section 8.1(d).

“Deferred Transfer Asset” has the meaning set forth in Section 5.3(a).

“Deferred Transfer Liability” has the meaning set forth in Section 5.3(a).

“Dispute” has the meaning set forth in Section 11.1.

“Distributing” has the meaning set forth in the preamble.

“Distributing Board” means the board of directors of Distributing.

“Distributing Common Stock” means the common stock of Distributing, par value $0.01 per share.

“Distribution” has the meaning set forth in Section 4.1.

“Distribution Date” means the date on which the Distribution occurs, which date shall be determined in the sole and absolute discretion of the Distributing Board.

“Distribution Effective Time” means 11:59 p.m. Eastern Standard Time on the Distribution Date or at such other time as the Parties may agree.

“Distributing Record Holders” has the meaning set forth in Section 3.2.

“Employee Matters Agreement” means the Employee Matters Agreement, effective as of the Distribution Date, by and among Distributing, SVMC, Controlled and TG LP, in the form attached hereto as Exhibit A.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, whether or not filed, recorded or otherwise perfected under applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Executive Committee” has the meaning set forth in Section 11.2(a).

“Existing Distributing Stockholders Agreement” means the Stockholders Agreement of Distributing, dated as of July 24, 2007, and amended on December 22, 2011, among Distributing and the stockholders of Distributing party thereto.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Group” means the SVM Group or the TG Group, as the context requires, provided that (i) references to undertakings by SVMC on behalf of or with respect to “its Group” or “the SVM Group” shall be construed as references to undertakings on behalf of or with respect to the SVM Group members consisting of SVMC and its Subsidiaries, and (ii) references to undertakings by TG LP on behalf of or with respect to “its Group” or “the TG Group” shall be construed as references to undertakings on behalf of or with respect to the TG Group members consisting of TG LP and its Subsidiaries.

“Holding” means, prior to the Holding Conversion, CDRSVM Holding, Inc., a Delaware corporation, and following the Holding Conversion, CDRSVM Holding, LLC, a Delaware limited liability company.

“Holding Conversion” means the conversion of CDRSVM Holding, Inc., a Delaware corporation, into a Delaware limited liability company.

“Implementation Documents” has the meaning set forth in Section 5.1.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Payment” has the meaning set forth in Section 10.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, Customer Information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Reorganization” means the transactions noted as part of the Initial Reorganization in the Steps Memorandum.

“Insurance Claims” has the meaning set forth in Section 8.1(d).

“Insurance Proceeds” means those monies (i) received by an insured or reinsured from an insurer or reinsurer, (ii) paid by an insurer or reinsurer on behalf of the insured or reinsured or (iii) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including, retrospectively rated premium adjustments) and net of any self-insured retention, deductible or other form of self-insurance (except to the extent such self-insured retention, deductible or other form of self-insurance is payable by any other insurer or reinsurer, in which case amounts payable by such insurer or reinsurer shall not be so net against Insurance Proceeds) and net of any Third Party costs or expenses incurred in the collection thereof.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, trade names, trade dress, Internet domain names and the goodwill associated with any and all of the foregoing and symbolized thereby, (ii) copyrights, (iii) rights in Software and Internet websites, (iv) all registrations and applications to register or renew the registration of any of the foregoing, (v) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (vi) Trade Secrets and any rights therein and thereto and (vii) all other intellectual property rights.

“Intellectual Property Agreements” means the Intellectual Property License Agreement between SVMC and Controlled, the Domain Name Assignment between SVMC and TG LP, the Software Assignment Agreement between SVMC and TG LP, the TruGreen Trademark License Agreement between TG LP, ServiceMaster Limited and SVMC, the Illinois ServiceMaster Trademark License Agreement between ServiceMaster

Brands, LLC, and TG LP, and the Canadian ServiceMaster Trademark License Agreement between SVMC and TG LP, each effective as of the Distribution Date.

“Intercompany Accounts” means all accounts receivable and accounts payable between one or more members of the TG Group, on the one hand, and one or more members of the SVM Group, on the other hand.

“Intercompany Agreements” means the Ancillary Agreements and the other agreements, arrangements, commitments or understandings, whether or not in writing, between one or more members of the TG Group, on the one hand, and one or more members of the SVM Group, on the other hand.

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 7.2.

“Investment Holding” means, prior to the Investment Holding Conversion, CDRSVM Investment Holding, Inc., a Delaware corporation, and following the Investment Holding Conversion, CDRSVM Investment Holding, LLC, a Delaware limited liability company.

“Investment Holding Conversion” means the conversion of CDRSVM Investment Holding, Inc., a Delaware corporation, into a Delaware limited liability company.

“JAMS Comprehensive Rules” has the meaning set forth in Section 11.2(c).

“JAMS Streamlined Rules” has the meaning set forth in Section 11.2(c).

“Joint Litigation Matters” means any and all Actions in respect of any Shared Transaction Liabilities.

“LandCare Business” means the business conducted by TruGreen LandCare, LLC, a Delaware limited liability company, and TruGreen LandCare, a California general partnership (together with TruGreen LandCare, LLC, the “LandCare Companies”), under the name “TruGreen LandCare”, (i) marketing, selling and providing to customers (other than purchasers of services for single family homes) (x) landscaping, design, landscape or lawn maintenance, fertilizing, irrigation and property maintenance, gardening, tree and plant removal, planting and maintenance, irrigation and installation and maintenance of irrigation systems, exterior pest and weed control services, (y) snow and ice removal services and (z) any other services performed, marketed, promoted, offered for sale, sold, rendered or otherwise commercialized by any of the LandCare Companies prior to the sale thereof by TruGreen Companies L.L.C, and (ii) operating two wholesale nurseries in the areas of San Diego, California and Lake Forest, California.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement (including, common law), in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” or “Liability” means with respect to any Person, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Person, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all demands, assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.

“Marks” has the meaning set forth in Section 5.5.

“Materials” has the meaning set forth in Section 5.5.

“Notice of Dispute” has the meaning set forth in Section 11.2(b).

“Other Businesses” means termite and pest control services primarily under the Terminix brand name, home service contracts and preventative maintenance contracts primarily under the American Home Shield brand name, residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site wood furniture repair and restoration services primarily under the Furniture Medic brand name, home inspections services primarily under the AmeriSpec brand name, home cleaning services primarily under the Merry Maids brand name and financing services to franchisees.

“Overlapping Fiscal Year” has the meaning set forth in Section 7.1(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization, other entity or

Governmental Authority, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“PLR” has the meaning set forth in Section 3.2(a)(iii).

“Policies” has the meaning set forth in Section 8.1(d).

“Rating Agency” means Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Fitch, Inc., any of their successors, or any nationally recognized statistical rating organizations registered with the SEC.

“Record Date” means 6:00 p.m. Eastern Standard Time on January     , 2014.

“Records” means documents, files and other books and records, including, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, Actions, and email files and backup tapes regarding any of the foregoing.

“Representatives” means directors, officers, employees, agents, consultants, accountants, attorneys and any other advisors, including, representatives of the foregoing.

“Restricted Employee” has the meaning set forth in Section 6.9(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Shared Privileges” has the meaning set forth in Section 6.8(d).

“Shared Transaction Liabilities” means the Transaction Liabilities other than the SVM Transaction Liabilities and TG Transaction Liabilities.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iii) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Steps Memorandum” means the steps memorandum, dated January 10, 2014, previously circulated among the Parties.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“SVM Accounts” has the meaning set forth in Section 2.3.

“SVM Assumed Liabilities” means, without duplication,

(i)                                     any and all Liabilities of members of the TG Group as and to the extent relating to, arising out of, or resulting from (A) the SVM Business or (B) any SVM Business Assets and any former Assets of any member of the SVM Group or any of its predecessors (other than Liabilities expressly allocated to the TG Group pursuant to the Ancillary Agreements);

(ii)                                  any and all Liabilities of members of the TG Group as and to the extent relating to, arising out of, or resulting from the LandCare Business as operated prior to April 29, 2011;

(iii)                               any and all Liabilities of members of the TG Group relating solely to Actions listed on Schedule 1.1(b) and related to the TG Business Assets, the TG Liabilities or the TG Business; and

(iv)                              SVM Assumed Transaction Liabilities.

“SVM Assumed Transaction Liabilities” means

(i)                                     SVM Transaction Liabilities; and

(ii)                                  50% of Shared Transaction Liabilities.

“SVM Business” means (i) the businesses and operations of any member of the SVM Group and (ii) any terminated, divested or discontinued businesses and operations of any member of the SVM Group or any of its predecessors, in each case, other than the TG Business.

“SVM Business Assets” means, without duplication, any and all Assets of the SVM Group and the TG Group, other than the TG Business Assets.

“SVM Group” means, collectively, Distributing and all of its Subsidiaries other than members of the TG Group.

“SVM Indemnified Party” has the meaning set forth in Section 10.2.

“SVM Liabilities” means, without duplication,

(i)                                     all and all Liabilities of members of the SVM Group, after giving effect to the Ancillary Agreements (other than any TG Assumed Liabilities); and

(ii)                                  the SVM Assumed Liabilities.

“SVM Litigation Matters” means any and all Actions that are primarily related to the SVM Business Assets, the SVM Liabilities or the SVM Business, but excluding any Joint Litigation Matters.

“SVM Public Filings” has the meaning set forth in Section 7.1(c).

“SVM Services” has the meaning set forth in Section 6.9(b).

“SVM Transaction Liabilities” means 100% of Transaction Liabilities arising from, relating to, or derivative of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case relating to the SVM Group contained in (x) the TG Information Statement, (y) other disclosure made to the stockholders of Distributing, or (z) any filings made with the SEC in connection with the Transactions.

“SVM Transferred Assets” means any and all Assets of the TG Group that are SVM Business Assets.

“SVMC” means, prior to the SVMC Conversion, The ServiceMaster Company, a Delaware corporation, and following the SVMC Conversion, means The ServiceMaster Company, LLC, a Delaware limited liability company.

“SVMC Board” means the board of directors of SVMC.

“SVMC Conversion” means the merger of SVMC with and into The ServiceMaster Company, LLC, a wholly-owned Delaware limited liability company, with The ServiceMaster Company, LLC surviving.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, effective as of the Distribution Date, by and between Distributing, SVMC, Controlled and TG LP, in the form attached hereto as Exhibit B.

“TG Accounts” has the meaning set forth in Section 2.3.

“TG Assumed Liabilities” means, without duplication,

(i)                                     any and all Liabilities of members of the SVM Group as and to the extent relating to, arising out of, or resulting from (A) the TG Business, or (B) any TG Business Assets and any former Assets of any member of the TG Group or any of its predecessors, in each case, other than the SVM Assumed Liabilities; and

(i)                                     the TG Assumed Transaction Liabilities.

“TG Assumed Transaction Liabilities” means

(i)                                     TG Transaction Liabilities; and

(ii)                                  50% of the Shared Transaction Liabilities.

“TG Business” means the lawn, tree and shrub care services primarily under the TruGreen brand name, but excluding the LandCare Business.

“TG Business Assets” means, without duplication,

(ii)                                  all of the issued and outstanding capital stock or other equity interests of members of the TG Group, other than Controlled;

(iii)                               any and all Assets of the TG Group after giving effect to Ancillary Agreements; and

(iv)                              TG Transferred Assets.

“TG Consulting Agreement” means the consulting agreement, effective as of the Distribution Date, by and among Clayton, Dubilier & Rice, LLC, Controlled and TG LP.

“TG Financial Statements” has the meaning set forth in Section 7.1(b).

“TG Group” means, collectively, Controlled, the TG Operating Entities and all other Subsidiaries of Controlled.

“TG Indemnified Party” has the meaning set forth in Section 10.3.

“TG Information Statement” means the Information Statement, dated December 20, 2013, of Distributing and Controlled, relating to the Transactions.

“TG Indemnification Agreement” means the Indemnification Agreement, effective as of the Distribution Date, by and among Clayton, Dubilier & Rice, LLC, certain investment funds managed by Clayton, Dubilier & Rice, LLC that are stockholders of Distributing, Controlled and TG LP.

“TG Liabilities” means, without duplication,

(i)                                     any and all Liabilities of members of the TG Group after giving effect to the Ancillary Agreements, other than the SVM Assumed Liabilities; and

(ii)                                  the TG Assumed Liabilities.

“TG Litigation Matters” means any and all Actions primarily related to the TG Business Assets, the TG Liabilities or the TG Business, but excluding any Joint Litigation Matters.

“TG LP” has the meaning set forth in the preamble.

“TG Operating Entities” means (i) TruGreen, Inc., a Delaware corporation, (ii) TruGreen Companies, L.L.C., a Delaware limited liability company, (iii) TG LP, (iv) GreenLawn, Ltd., a Canadian limited company and (v) GreenLawn International Holdings, LLC, a Delaware limited liability company.

“TG Operating Entities Contribution” has the meaning set forth in Section 2.1(b).

“TG Pro Forma Balance Sheet” means the pro forma combined balance sheet of the TG Group, including the notes thereto, as of September 30, 2013, included in the TG Information Statement.

“TG Registration Rights Agreement” means the Registration Rights Agreement, effective as of the Distribution Date, by and among Controlled and certain stockholders of Controlled party thereto.

“TG Services” means any (i) landscape maintenance services (including mowing and trimming, mulching, edging, pruning, leaf removal and planting), but excluding sales and services relating to irrigation management systems involving “UgMO” or similar or analogous technologies, (ii) landscape enhancement, design and build (e.g. construction) and hardscaping services and (iii) snow and ice removal services (including sanding and salting services, but excluding providing ice melt products or services).

“TG Transaction Liabilities” means 100% of Transaction Liabilities arising from, relating to, or derivative of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be state therein or necessary to make the statements therein not misleading, in each case relating to the TG Group contained in (x) the TG Information Statement, (y) other disclosure made to the stockholders of Distributing, or (z) any filings made with the SEC in connection with the Transactions.

“TG Transferred Assets” means, without duplication,

(i)                                     any and all tangible personal property of the SVM Group located at the locations set forth in Schedule 1.1(c) and used primarily by the TG Business;

(ii)                                  any and all TG Transferred Intellectual Property Assets;

(iii)                               any and all Assets of the SVM Group with respect to Information primarily relating to the TG Business;

(iv)                              any and all Assets of either Group with respect to the TG Litigation Matters;

(v)                                 subject to Section 5.3, any and all Contracts of the SVM Group necessary to operate and manage the TG Business and used primarily by the TG Business; and

(vi)                              any and all other Assets of the SVM Group as of the Distribution Effective Time (A) reflected on the TG Pro Forma Balance Sheet, or (B) if acquired by either Group after the date of the TG Pro Forma Balance Sheet, are of a nature or type that would have been reflected on the combined balance sheet of Controlled if such balance sheet were prepared as of the time of the Business Separation using the same principles and accounting policies under which the TG Pro Forma Balance Sheet was prepared, to the extent used primarily in the operation of the TG Business (it being understood that (x) the TG Pro Forma Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of TG Business Assets pursuant to this subclause (ii); and (y) the amounts set forth on the TG Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amounts of such Assets that shall be included in the definition of TG Business Assets pursuant to this subclause (vi)).

“TG Transferred Intellectual Property Assets” means all Intellectual Property owned by the SVM Group, including rights and remedies in respect of infringements, that are primarily used or practiced, or primarily held for use or held for practice, in connection with the TG Business, together with all Intellectual Property rights included in clauses (i) and (iii)-(iv) of the definition of the TG Transferred Assets, and all license agreements primarily for the benefit of the TG Business (including licenses from or to Third Parties in respect of Intellectual Property).

“Third Party” means any Person that is not a Party or an Affiliate of any Party.

“Third Party Claim” has the meaning set forth in Section 10.8(a).

“Third Party Proceeds” has the meaning set forth in Section 10.5(a).

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transaction Liabilities” means any and all Liabilities arising from, relating to, or derivative of any Action, whether commenced prior to, on or subsequent to the Distribution Effective Time, with respect to the Transactions, made or brought by any Person against any member of either Group, including, any and all Liabilities under applicable Laws (including, federal and state securities Laws) arising from, relating to, or derivative of any Action relating to any public disclosure or disclosure to the holders of Distributing Common Stock (or absence of such disclosure) at or prior to the Distribution Effective Time by any member of either Group in connection with the Transactions.

“Transactions” means, collectively, the Business Separation and the Distribution and any other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Impediment” has the meaning set forth in Section 5.3(a).

“Transition Services Agreement” means the Transition Services Agreement, effective as of the Distribution Date, by and between SVMC and TG LP, in the form attached hereto as Exhibit C.

“Unreleased Liability” has the meaning set forth in Section 5.2.

“Unreleased Person” has the meaning set forth in Section 5.2.

ARTICLE II

THE BUSINESS SEPARATION

Section 2.1                                    Business Separation.  On the terms and subject to the conditions set forth in this Agreement, prior to the Distribution (but subject to Section 5.2 with respect to Unreleased Liabilities and Section 5.3 with respect to Deferred Transfer Assets and Deferred Transferred Liabilities), the transactions set forth in this Section 2.1 (collectively, the “Business Separation”) shall take place in the order provided below:

(a)                                 Initial Reorganization.  Distributing and SVMC shall cause the Initial Reorganization to be consummated pursuant to and in accordance with the order set forth in the Steps Memorandum.

(b)                                 Transfer of Assets and Assumption of Liabilities. Immediately following the transactions set forth in Section 2.1(a), to the extent not previously effected pursuant to the Initial Reorganization,

(i)                                     The applicable members of the SVM Group shall assign, transfer, convey and deliver to SVMC, and SVMC shall assign, transfer, convey and deliver to the applicable members of the TG Group, the SVM Group’s right, title and interest in and to all of the TG Transferred Assets, and Controlled (or other applicable members of the TG Group) shall accept, assume and agree to perform, discharge and fulfill all TG Assumed Liabilities in accordance with their respective terms; and

(ii)                                  Each member of the TG Group shall assign, transfer, convey and deliver, indirectly or directly, to SVMC all of such member’s right, title and interest in and to the SVM Transferred Assets, and SVMC (or other applicable members of the SVM Group) shall accept, assume and agree to perform, discharge and fulfill all the SVM Assumed Liabilities in accordance with their respective terms.

(c)                                  TG Operating Entities Contribution.  Immediately following the transactions set forth in Sections 2.1(a) and (b), SVMC shall contribute all of its right, title and interest in and to all of the issued and outstanding equity interests of the TG Operating Entities to Controlled in exchange for Controlled Common Stock (together with any other contribution to Controlled contemplated by this Agreement, the “TG Operating Entities Contribution”).

(d)                                 Internal Spin.  Immediately following the transactions set forth in Sections 2.1(a), (b) and (c), (i) SVMC shall distribute all the issued and outstanding Controlled Common Stock to Holding, (ii) upon receipt of the foregoing distribution, Holding shall distribute all Controlled Common Stock to Investment Holding, and (iii) upon receipt of the foregoing distribution, Investment Holding shall distribute all Controlled Common Stock to Distributing; provided that in each case, the Board of such Person shall have given its final approval of such distribution by such Person and all related transactions (and such approval shall not have been withdrawn, whether before or after declaration of such distribution), and such Board shall have declared such distribution by such Person, in each case, in its sole and absolute discretion.

Each Person required pursuant to this Section 2.1 to assume any Liability shall accept, assume, perform, discharge and fulfill such Liability in accordance with its terms, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Distribution, (iii) where or against whom such Liabilities are asserted or determined and (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SVM Group or the TG Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.2                                    Intercompany Agreements.

(a)                                 Contemporaneously with the transactions set forth in Section 2.1(b)(i), to the extent not previously effected pursuant to the Initial Reorganization, except as set forth in Section 2.2(b), in furtherance of the releases and other provisions of Section 10.1, each of Controlled and TG LP, on behalf of itself and each other member of its Group, on the one hand, and each of Distributing and SVMC, on behalf of itself and each other member of its Group, on the other hand, shall terminate, effective as of the Distribution Effective Time, any and all Intercompany Agreements in effect as of the Distribution Date and shall settle, or cause to be settled, all Intercompany Accounts on or prior to the Distribution Effective Time.  No such terminated Intercompany Agreements (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of any Party of the other Group, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.2(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof) or Intercompany Accounts: (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated to survive hereby or thereby, including the Implementation Documents), (ii) any outstanding Intercompany Agreements between Steward Insurance Company and any member of the TG Group and (iii) any outstanding intercompany trade receivables or payables incurred in the ordinary course of business that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices.

Section 2.3                                    Bank Accounts; Cash Balances.  On or prior to the Distribution Effective Time,

(a)                                 Each Party agrees to take, or cause members of its Group to take, all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by any member of the TG Group (collectively, the “TG Accounts”) so that such TG Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by any member of the SVM Group (collectively, the “SVM Accounts”), are de-linked from the SVM Accounts.

(b)                                 Each Party agrees to take, or cause members of its Group to take, all actions necessary to amend all agreements governing the SVM Accounts so that such SVM Accounts, if currently linked to a TG Account, are de-linked from such TG Account.

Section 2.4                                    Resignation.   On or prior to the Distribution Effective Time,

(a)                                 Distributing shall deliver to Controlled the resignation or evidence of removal, effective as of the Distribution Effective Time, of (i) each Person who is an officer or a director of any member of the TG Group immediately prior to the Distribution Effective Time and who will be an employee or officer of any member of the SVM Group immediately after the Distribution Effective Time and (ii) Kenneth A. Giuriceo as director of Distributing.

(b)                                 Controlled shall deliver to Distributing the resignation or evidence of removal, effective as of the Distribution Effective Time, of each Person who is an officer or a director of any member of the SVM Group immediately prior to the Distribution Effective Time and who will be an employee or officer of any member of the TG Group immediately after the Distribution Effective Time.

ARTICLE III

CONDITIONS TO DISTRIBUTION

Section 3.1                                    Sole Discretion of Distributing.  Notwithstanding anything to the contrary set forth in this Agreement or in any Ancillary Agreement, until the Distribution Effective Time,

(a)                                 Distributing shall have the sole discretion to determine the Record Date, the Distribution Date and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution; and

(b)                                 Distributing, in its sole and absolute discretion, may at any time and from time to time, decide to abandon the Distribution, or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution.

Section 3.2                                    Conditions to Distribution.

(a)                                 The Conditions.  The obligation of Distributing to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by Distributing, in its sole and absolute discretion, of each of the following conditions:

(i)                               The Distributing Board shall have given its final approval of the Distribution and all related transactions (and such approval shall not have been withdrawn, whether before or after declaration of the Distribution), and the Distributing Board shall have declared the Distribution, in each case, in its sole and absolute discretion;

(ii)                            the Business Separation and the other transactions contemplated by Article II shall have been consummated in accordance with this Agreement and the Implementation Documents;

(iii)                         Distributing shall have received a private letter ruling from the Internal Revenue Service which, together with all supplements (the “PLR”), is in a form satisfactory to Distributing in its sole and absolute discretion, to the effect that, among other things, the TG Operating Entities Contribution and Distribution will qualify for non-recognition of gain or loss to Distributing and its stockholders under Sections 368(a)(1)(D) and 355 of the Code, and such PLR, as so supplemented, shall not have been revoked or materially amended;

(iv)                        Distributing shall have received an opinion from Debevoise & Plimpton LLP, in form and substance satisfactory to Distributing in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the TG Operating Entities Contribution and the Distribution will qualify for non-recognition of gain or loss to Distributing and its stockholders pursuant to Sections 368(a)(1)(D) and 355 of the Code;

(v)                           the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Distribution;

(vi)                        the TG Information Statement shall have been delivered to the Persons who are holders of Distributing Common Stock as of the close of business on the Record Date (the “Distributing Record Holders”), which for purposes of this Section 3.2(vi) includes electronic delivery where not prohibited by Law;

(vii)                     the actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the U.S. (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Information Statement) shall have been taken, and, where applicable, have become effective or been accepted, each as the case may be;

(viii)                  the certificate of incorporation and the by-laws of Controlled shall be amended and restated to, among other things, include certain transfer restrictions;

(ix)                        the Existing Distributing Stockholders Agreement shall be amended and restated to, among other things, include certain transfer restrictions contemplated by the PLR;

(x)                           the Controlled Stockholders Agreement, the TG Consulting Agreement, the TG Registration Rights Agreement and the TG Indemnification Agreement shall have been duly executed and delivered and shall be in full force and effect;

(xi)                        the Parties shall take, or cause to be taken, all necessary actions so that, as of the Distribution Date, the officers and directors of Controlled will be as set forth in the TG Information Statement;

(xii)                     no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition, which, if in effect, would prevent the consummation of the Transactions, materially limit the benefits of the Transactions for Distributing and its stockholders, or otherwise make the consummation of the Transactions inadvisable as determined by the Distributing Board, shall have been threatened or be in effect; and

(xiii)                  no other events or developments shall have occurred, or failed to occur, subsequent to the date of this Agreement that, in the judgment of the Distributing Board, would prevent the consummation of the Transactions, materially limit the benefits of the Transactions for Distributing and its stockholders, or otherwise make the consummation of the Transactions inadvisable as determined by the Distributing Board.

(b)                                 Conditions for the Sole Benefit of Distributing.  Each of the foregoing conditions is for the sole benefit of Distributing and not for the benefit of any other Person and shall not give rise to or create any duty on the part of Distributing or the Distributing Board to waive or not waive any such condition or in any way limit Distributing’s right to terminate this Agreement as set forth in Article XIII or alter the consequences of any such termination from those specified in Article XIII.  Distributing may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by Distributing, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the Parties.

ARTICLE IV

DISTRIBUTION

Section 4.1                                    Distribution.  Upon the terms and subject to the conditions of this Agreement, on the Distribution Date, Distributing shall distribute to each Distributing Record Holder, one share of Controlled Common Stock for each share of Distributing Common Stock held by such Distributing Record Holder on the Record Date (the “Distribution”).

ARTICLE V

GENERAL PROVISIONS

Section 5.1                                    Implementation Documents.  In order to effectuate the transactions contemplated in this Agreement, each of SVMC and Controlled and the applicable members of their respective Groups shall execute and deliver, or cause to be executed and delivered, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Implementation Documents”) as and to the extent necessary to effect such transactions.

Section 5.2                                    Unreleased Liabilities.   If at any time after the Distribution Effective Time, any member of the SVM Group shall remain obligated to any Third Party in respect of any TG Liability or any member of the TG Group shall remain obligated to any Third Party in respect of any SVM Liability, in each case, as guarantor, assignor, original tenant, primary obligor or otherwise, the following provisions shall apply.  Any Liability referred to in this Section 5.2 is hereinafter referred to as an “Unreleased Liability” and any Person remaining obligated for such Liability is hereinafter referred to as an “Unreleased Person”.

(a)                                 Nothing in this Agreement shall release any Unreleased Person with respect to any obligation to any applicable Third Party for such Unreleased Liability to the extent provided in the relevant Contract, applicable Law or other source of such Unreleased Liability; provided, that such Unreleased Person shall be entitled to indemnification pursuant to Section 10.4.

(b)                                 The Parties shall continue on and after the Distribution Effective Time to use reasonable efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities.

(c)                                  If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant Party shall, promptly execute and deliver, or cause to be promptly executed and delivered, all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

Section 5.3                                    Deferred Transfers.

(a)                                 If and to the extent that the transfer, assignment or novation to the TG Group of any TG Business Assets or TG Liabilities, or to the SVM Group of any SVM Business Assets or SVM Liabilities, would be a violation of applicable Law or require any Consent or Governmental Approval or the fulfillment of any condition that cannot be fulfilled by the applicable member of the TG Group or the SVM Group (the “Transfer Impediments,” which for the avoidance of doubt, shall not include purely monetary condition to the extent the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the applicable transferee), then the transfer, assignment or novation to the transferee or assignee of such TG Business Assets or TG Liabilities or SVM Business Assets or SVM Liabilities shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all Transfer Impediments have been removed.  Any such Liability shall be deemed a “Deferred Transfer Liability” and any such Asset shall be deemed a “Deferred Transfer Asset.”

(b)                                 If the transfer or assignment of any Deferred Transfer Asset or assumption of any Deferred Transfer Liability is not consummated prior to or at the Distribution Effective Time, whether as a result of the provisions of Section 5.3(a) or for any other reason, then, insofar as reasonably possible, (i) the Person retaining such Deferred Transfer Asset shall thereafter hold such Deferred Transfer Asset for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto) and (ii) the Person intended to assume such Deferred Transfer Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Person retaining such Deferred Transfer Liability for all amounts paid or incurred in connection with the retention of such Deferred Transfer Liability.  In addition, the Person retaining such Deferred Transfer Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to which such Deferred Transfer Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Deferred Transfer Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Deferred Transfer Asset, including, possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Asset, are to inure from and after the Distribution Effective Time to the member or members of the TG Group or the SVM Group entitled to the receipt of such Deferred Transfer Asset.

(c)                                  If and when all Transfer Impediments, which caused the deferral of transfer of any Deferred Transfer Asset or Deferred Transfer Liability pursuant to Section 5.3(a), are removed, the transfer, assignment or novation of the applicable Deferred Transfer Asset or Deferred Transfer Liability shall be effected promptly in accordance with and subject to the terms of this Agreement and any applicable Ancillary Agreement or Implementation Document.

(d)                                 The Person retaining any Deferred Transfer Asset or Deferred Transfer Liability due to the deferral of the transfer or assignment of such Deferred Transfer Asset or the deferral of the assumption of such Deferred Transfer Liability pursuant to Section 5.3(a) or otherwise shall continue on and after the Distribution Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, that such

Person shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Person entitled to such Deferred Transfer Asset or the Person intended to be subject to such Deferred Transfer Liability.

(e)                                  Any Deferred Transfer Asset shall be deemed to have been contributed, distributed, assigned, transferred, conveyed, licensed or delivered pursuant to this Section 5.3 at the time such transfer should have occurred pursuant to Section 2.1(b) in the absence of the Transfer Impediments upon its actual contribution, distribution, assignment, transfer, conveyance, license or delivery to the applicable Group as contemplated in Section 5.3.  Any Deferred Transfer Liability shall be deemed to have been accepted or assumed pursuant to this Section 5.3 at the time such assumption should have occurred pursuant to Section 2.1 in the absence of the Transfer Impediments upon its actual acceptance or assumption by the applicable Group as contemplated in Section 5.3.

(f)                                   Any Deferred Transfer Asset or Deferred Transfer Liability shall be treated, for all Tax purposes, as (i) owned by the Person to which such Asset was intended to be transferred or by the Person which was intended to assume such Liability, as the case may be, from and after the Distribution Effective Time, (ii) having not been owned by the Person retaining such Asset or Liability, as the case may be, at any time from and after the Distribution Effective Time and (iii) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Person from and after the Distribution Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Person. The Parties shall not, and shall cause members of their respective Groups not to, take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, such Parties shall provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

Section 5.4                                    Transfers of Assets or Liabilities Following the Distribution.  Subject to Section 5.3, if at any time on or after the Distribution Effective Time, any member of the SVM Group or the TG Group shall receive or otherwise possess any Asset or incur any Liability that is allocated to a member of the other Group pursuant to this Agreement or an Ancillary Agreement, such Person shall, in accordance with the terms hereof, promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor, and such other Person shall accept or assume, or cause to be accepted or assumed, such Asset or Liability (for no further consideration other than that set forth in this Agreement or such Ancillary Agreement).  Prior to such transfer, such Asset or Liability shall be held in the same manner as Deferred Transfer Assets or Deferred Transfer Liabilities shall be held in accordance with Section 5.3.

Section 5.5                                    Corporate Names; Trademarks.  Except as specifically provided in the Ancillary Agreements, after the Distribution Effective Time, no member of one Group may use any trademark, service mark, trade dress, Internet domain name, logo or other source identifier (collectively, the “Marks”) owned by any member of the other Group, except as permitted under applicable Law or subsequent agreement in writing between the applicable parties.  Notwithstanding the foregoing sentence, any member of one Group may utilize existing stationery, business cards, signage, websites, advertising materials, inventory, packaging, product, service and training literature, and other similar materials bearing the Marks of the other Group member (“Materials”) following the Distribution Effective Time in the conduct of the Business as currently conducted until the existing supply of such items is depleted or until 180 days following the Distribution Effective Time, whichever occurs first.  Subject to the foregoing sentence, on or prior to the date that is 180 days following the Distribution Effective Time, the other Group member shall destroy all Materials in its possession and send a written statement to the other Group member confirming that such Group member has exhausted or destroyed all such Materials.  Notwithstanding the foregoing, nothing in this Section 5.5 shall preclude such Group member from making any reference to the Marks of the other Group member in internal historical, tax, employment or similar records or for purposes of prospectus and similar disclosures as are reasonably necessary and appropriate to describe the historical relationship of the Parties.  The foregoing permitted uses are subject to (x) compliance by the applicable Group member with the reasonable quality control requirements and guidelines in effect for the Marks of the other Group member as of the Distribution Effective Time and (y) to the extent reasonably practicable, the placement of a reasonably appropriate disclaimer on such Materials identifying in a readily observable manner that the Group members are no longer Affiliates of each other.  Notwithstanding the foregoing nor anything in the Ancillary agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to any Mark of a member of the other Group from (a) products bearing the Marks of the other Group Member that have already been placed on the market as of the Distribution Effective Time or (b) Materials already in the rightful possession of customers or other Third Parties prior to the depletion of such Materials or as of the date that is 180 days following the Distribution Effective Time, whichever comes first.  If, after the date that is 180 days following the Distribution Effective Time, a member of any Group discovers the use of any Marks of another Group on its website, such Group members shall notify the other Group members and shall remove all use of such Mark of the other Group member within seven days.

Section 5.6                                    Domain Names.   If a member of one Group, following the Distribution Effective Time, becomes aware of any domain name registration owned by a member of another Group that includes or incorporates any Marks owned by such other Group, the member of such Group shall promptly notify the other Group member of the existence of such domain name registration and, upon such Group member’s request, shall assign and transfer all right, title and interest in or to such domain name registration to such Group member.

Section 5.7                                    Certain Matters Governed Exclusively by Ancillary Agreements.

(a)                                 Effective on the Distribution Date, the Parties shall, and shall cause applicable members of their respective Groups to, execute and deliver the Ancillary Agreements.

(b)                                 Each Party agrees on behalf of itself and members of its Group that, except as otherwise expressly provided for in this Agreement or any Ancillary Agreement, (i) the Tax Matters Agreement shall exclusively govern all matters relating to Taxes between such parties, (ii) the Employee Matters Agreement shall exclusively govern all matters relating to the separation of employees and other employee-related matters identified therein between such parties and (iii) the other Ancillary Agreements shall exclusively govern those matters subject to such agreements.

Section 5.8                                    Disclaimer of Representations and Warranties.

(a)                                 Each of Distributing and SVMC (on behalf of itself and each member of its Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the SVM Business Assets or SVM Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any SVM Business Asset or SVM Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other SVM Business Asset, including, any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any SVM Business Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b)                                 Each of Controlled and TG LP (on behalf of itself and each member of its Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the TG Business Assets or TG Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any TG Business Asset or TG Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other TG Business Asset, including, any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any TG Business Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(c)                                  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN ANY ANCILLARY AGREEMENT, EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN ANY ANCILLARY AGREEMENT, NONE OF THE PARTIES OR ANY OF THEIR AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY ASSET TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING, ANY WARRANTY OF CONDITION, MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, NONINFRINGEMENT, OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE VI

CONFIDENTIALITY; EXCHANGE OF INFORMATION; NON-SOLICITATION

Section 6.1                                    Agreement for Exchange of Information; Archives.

(a)                                 Except in the case of an Action or threatened Action by any Person in one Group against any Person in the other Group, and subject to Section 6.1(b), each Party of one Group shall provide, or cause to be provided, to each Party of the other Group or any member of such other Group, at any time before or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, all Information in the possession or under the control of its Group (and access to employees of its Group during normal business hours and upon reasonable notice in connection with the discussion and explanation of such Information), which any member of such other Group reasonably requests and is necessary (i) to comply with reporting, disclosure, filing or other requirements under applicable Law or imposed by any national securities exchange or any Governmental Authority having jurisdiction over such Person, (ii) for use in any other Action or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 6.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b)                                 Subject to the last sentence of this Section 6.1(b), in the event that any Party, as applicable, reasonably determines that the exchange of any Information pursuant to Section 6.1(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to any other Party or any member of such other Party’s Group; provided, that the Parties shall take all commercially reasonable measures to permit the compliance with Section 6.1(a) in a manner that avoids any such harm or consequence. The Parties intend that any provision of access to or the furnishing of Information pursuant to this Section 6.1 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c)                                  Except as otherwise provided in the Ancillary Agreements, any Person in one Group will only process Information about individual customers and/or employees, including, names, addresses, telephone numbers, account numbers, customer lists, and demographic, financial and transaction information, in each case provided by the other Group pursuant to this Section 6.1, in accordance with the privacy policies of Distributing existing as of the Distribution Effective Time and all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to any other Party’s Group in respect of any obligations under privacy and data protection Law affecting the disclosure of such personal data to such other Party’s Group and will not knowingly process such personal data in such a way to cause the other Party’s Group to violate any of its obligations under any applicable Law.

(d)                                 Any Party requesting Information from another Party shall reimburse such other Party for the reasonable out of pocket costs and expenses, if any, in complying with a request for Information pursuant to this Article VI.

Section 6.2                                    Ownership of Information.  Except as otherwise provided in the Ancillary Agreements, all Information owned by one Group that is provided to the other Group hereunder shall be deemed to remain the property of the providing party and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.3                                    Record Retention.

(a)                                 To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, except as otherwise expressly provided in any Ancillary Agreement, (i) each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts to retain all Information in accordance with their respective record retention policies and procedures as in effect as of the Distribution Effective Time and (ii) no Party shall destroy, or permit any member of its Group to destroy, any Information which any member of the other Group may have the right to obtain pursuant to this Agreement prior to the earlier of the period in the retention policy of Distributing or the seventh anniversary of the Distribution Date without first notifying the Parties of the other Group of the proposed destruction and giving such other Parties the opportunity to take possession of such Information prior to such destruction.

(b)                                 Each of the Parties shall, and shall cause members of its respective Group to, use reasonable efforts to deliver to each Party of the other Group (i) on or prior to the Distribution Effective Time, any and all original corporate organizational books that such Party or any member of its Group has in its possession primarily relating to such other Party’s Business, (ii) on or prior to the Distribution Effective Time, originals of any and all Records that any member of its Group knowingly has in its possession or control, whether in paper or electronic format, in each case relating primarily to such other Party’s Business, and (iii) as soon as reasonably practicable following their discovery, originals of any materials described in (i) and (ii) above which it or any member of its Group discovers are in its possession or control following the Distribution Effective Time; provided, that with respect to clauses (i), (ii) and (iii) of this Section 6.3(b), the Party providing such Records may retain copies of any such Records that relate to its Business, including, corporate minute books and risk management files.

Section 6.4                                    Production of Witnesses; Records; Cooperation.

(a)                                 After the Distribution Effective Time, but only with respect to a Third Party Claim, each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts, at its own expense, to, make available, upon written request, their former, current and future directors, officers, employees, other personnel and agents (whether as witnesses or otherwise) and any books, records or other documents within their control or that they otherwise have the ability to make available, to the extent that each such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which any Party, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

(b)                                 The Parties shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions involving the other Group, other than an Action against the other Group.

(c)                                  The obligation of the Parties to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 6.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.4(a)). Without limiting the foregoing, each Party agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any Person of its Group based on such Person’s provision of assistance or information to the other Group pursuant to this Section 6.4 and in accordance with applicable law and Third Party confidentiality obligations.

(d)                                 Upon the reasonable request of another Party, each Party shall, and shall cause all other relevant members of its respective Group to, enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

Section 6.5                                    Confidential Information.

(a)                                 Subject to Section 6.6, each Party shall hold, and shall cause each Person in its respective Group and each of its and their respective Representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care that it applies to Distributing’s own confidential and proprietary information pursuant to policies in effect as of the Distribution Effective Time (but in no event less than a reasonable degree of care), all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby (any such Information referred to herein as “Confidential Information”), and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder.  Notwithstanding the foregoing, Confidential Information shall not include Information that is (i) in the public domain through no fault of any member of the SVM Group or the TG Group, as applicable, or any of its respective Representatives, (ii) later lawfully acquired by any member of the SVM Group or the TG Group, as applicable, or any of its respective Representatives, from other sources not bound by a confidentiality obligation or (iii) independently developed by any member of the SVM Group or the TG Group, as applicable, or any of its respective Representatives, without reference to any Confidential Information of the SVM Group or the TG Group, as applicable.  Notwithstanding the foregoing, (A) each Party may release or disclose, or permit to be released or disclosed, any such Confidential Information concerning the other Group to their Representatives who need to know such Confidential Information (who shall be advised of the obligations hereunder with respect to such Confidential Information); provided, that the Parties shall be responsible for any breach of this Article VI by the Representatives of their respective Groups and (B)

members of either Group may disclose Confidential Information to the extent required to fulfill their SEC filing obligations and shall not be required to comply with the procedures set forth in Section 6.6 with respect to such disclosure.

(b)                                 Each Party shall maintain and develop, and shall cause members of its respective Group to maintain and develop, such policies and procedures, necessary or appropriate, to ensure compliance with Section 6.5(a).

(c)                                  Without limiting the foregoing, when any Confidential Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will, and will cause each member of its Group to, promptly after request of another Party of the other Group, either return all Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the requesting Party, that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems or one copy retained to the extent required by law, regulation or a bona fide document retention policy).

Section 6.6                                    Protective Arrangement.  If any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any Party of the other Group (or any member of such other Group), such Party required to disclose such Confidential Information shall give such other Party prompt, to the extent legally permitted and reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information may furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.

Section 6.7                                    Other Agreements Providing for Exchange of Information.  The rights and obligations granted or created under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.8                                    Privileged Matters.  To allocate the interests of each Party in the Information as to which any Party is entitled to assert a privilege in connection with professional services that have been provided prior to the Distribution Effective Time for the collective benefit of each of the members of the SVM Group and the members of the TG Group, whether or not such a privilege exists or the existence of which is in dispute, the Parties agree as follows:

(a)                     Distributing and SVMC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the SVM Business and, subject to Section 6.8(c), not to the TG Business, whether or not the privileged Information is in the possession of or under the control of members of the SVM Group or the TG Group.  Distributing and SVMC also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which Distributing or SVMC reasonably anticipates may become, an SVM Liability and that is not also, or that Distributing or SVMC reasonably anticipates will not become, an TG Liability, whether or not the privileged Information is in the possession of or under the control of members of the SVM Group or the TG Group.

(b)                     Subject to Section 6.8(c), Controlled and TG LP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the TG Business and not to the SVM Business, whether or not the privileged Information is in the possession of or under the control of members of the SVM Group or the TG Group.  Controlled and TG LP also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which Controlled or TG LP reasonably anticipates may become, an TG Liability and that is not also, or that Controlled or TG LP reasonably anticipates will not become, an SVM Liability, whether or not the privileged Information is in the possession of or under the control of members of the SVM Group or the TG Group.

(c)                      Distributing and SVMC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Transactions, it being understood and agreed that the expectation and intention as between the SVM Group and the TG Group with respect to any communications between advisors either Group occurring up to and including the Distribution Date in connection with the Transactions are that the privilege and the expectation of client confidence belong exclusively to Distributing and SVMC.

(d)                     Subject to the restrictions in this Section 6.8, the Parties agree that Distributing and SVMC, on behalf of the SVM Group, and Controlled and TG LP, on behalf of the TG Group, shall have equal right to assert all privileges (“Shared Privileges”) not allocated pursuant to the terms of Section 6.8(a), (b) or (c) with respect to Information as to which the members of both the SVM Group and the TG Group may assert a privilege.

(e)                      Each Party shall ensure that no member of its Group may waive any Shared Privilege, without the written consent of Parties of the other Group which shall not be unreasonably withheld or delayed.

(f)                       In the event of an Action between one or more members of the TG Group, on the one hand, and one or more members of the SVM Group, on the other hand, each such party shall have the right to use any Information that may be subject to a Shared Privilege, without obtaining the consent of any other party, it being understood and agreed that the use of Information with respect to the Action or other dispute between the members of the TG Group, on the one hand, and the members of the SVM Group, on the other hand, shall not operate as or be used by either party as a basis for asserting a waiver of such Shared Privilege with respect to Third Parties.

(g)                      If a dispute arises between any member of the TG Group, on the one hand, and any member of the SVM Group, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interest of either party, each Party agrees that it shall negotiate in good faith and endeavor to minimize any prejudice to the rights of each Party of the other Group, and shall not unreasonably withhold consent to any request for waiver by any other party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h)                     Upon receipt by any Party or by any member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a Shared Privilege or as to which any other Party of the other Group or a member of such other Group has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such Party shall promptly notify each Party of the other Group of the existence of the request and shall provide each such Party a reasonable opportunity to review the Information and to assert any rights it or any member of its Group may have under this Section 6.8 or otherwise to prevent the production or disclosure of such privileged Information. Each Party shall bear its own expenses in connection with any such request.

(i)                         The transfer of all Records and other Information and each Party’s retention of Records and other Information which may include privileged Information of the other pursuant to this Agreement is made in reliance on the agreement of the Parties, as set forth in this Article VI, to maintain the confidentiality of the Information and to assert and maintain all applicable privileges.  The access to Information being granted and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts contemplated hereby, and the transfer of privileged Information between and among the Parties and members of their respective Groups pursuant hereto shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.9                                    Non-Solicitation ; Non-Competition.

(a)                                 Subject to Section 9.2 of the Employee Matters Agreement, the Parties each covenant and agree that, from and after the date hereof and continuing until the third anniversary of the date hereof, no Party will, and each Party will cause its respective Subsidiaries not to, directly or indirectly, recruit or solicit for employment or interfere with the employment of any employee of the Parties of the other Group (“Restricted Employees”); provided that the foregoing restrictions shall not apply to (i) placing general advertisements (including via electronic delivery or internet access) that are not specifically targeted toward the Restricted Employees or conducting any other form of general solicitation that is not specifically targeted toward the Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, (ii) any Restricted Employee whose employment was involuntarily terminated by the applicable Party or its Affiliates, (iii) any Restricted Employee who has not been employed by the applicable Party or any of its subsidiaries for at least six months and (iv) any Restricted Employee whose prospective employment is agreed to in writing by SVMC and TG LP.

(b)                                 Each of Controlled and TG LP covenants and agree that, from and after the date hereof and continuing until the third anniversary of the date hereof, it will not and will cause its Subsidiaries and other controlled Affiliates not to, directly or indirectly, perform any termite and pest control (other than pest control restricted to lawn or shrub care), home warranties and preventative maintenance contracts, janitorial, cleaning and disaster restoration, house cleaning, wood furniture repair, home inspection, wildlife abatement and mosquito treatment and abatement services (such services collectively, the “SVM Services”) or own, manage, operate, control or participate in any respect in the ownership, management, operation or control of, or be a stockholder in (except as a holder of equity securities that are publicly traded on a securities exchange or a recognized over-the-counter market, and then only to the extent of owning not more than 5% of the issued and outstanding equity securities of the relevant issuer), or provide material financing outside the ordinary course of business to, any person or business or other enterprise that performs any of the SVM Services, in each case anywhere in the United States.

(c)                                  Notwithstanding the foregoing, the restrictions in Section 6.03(b) shall not apply to (i) Controlled or TG LP or its respective Affiliates subcontracting with third persons (that are not Affiliates of any Party) to have such person perform any services (including TG Services or SVM Services) as part of a facilities management, maintenance or similar services agreement pursuant to which the applicable Party or its Affiliates are providing at least one other service; provided that in connection with any new customer account of the type referred to in this clause (i) the Party providing such service will provide Distributing with at least two business days’ notice and the opportunity to submit a proposal to act as subcontractor to provide any relevant SVM Services for such customer account, (ii) Controlled or TG LP or any of its respective Affiliates performing any services (including SVM Services) that are de minimis in quantity or scope or are offered as an accommodation to a customer as part of a broader offering of TG Services by Controlled or its Affiliates, (iii) any Affiliate of any Party which is not controlled, directly or indirectly, by such Party, (iv) any Affiliate of Clayton, Dubilier & Rice, LLC other than Controlled and its controlled Affiliates or (v) any activities of franchisees of the TG Group or any of its Affiliates; provided, that each member of the TG Group will not, and will cause its respective Affiliates not to, (A) modify or amend any franchise agreement with its franchisees or enter into any new agreement with its franchisees granting the right to engage in or provide SVM Services or (B) actively encourage or support the provision of SVM Services by its franchisees.

(d)                                 In the event of any dispute regarding the interpretation of, or compliance with, any of the provisions of this Section 6.9 or as to whether an actual or prospective violation of this Section 6.9 has occurred or may occur, the Parties agree to first comply with the conflict resolution process set forth in Article XI.  If in a final judgment of a court of competent jurisdiction it is determined that any term or provision of this Section 6.9 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified.

(e)                                  This Section 6.9 shall not apply to any entity that purchases assets, operations or a business or group of businesses from Distributing, Controlled or any of their Affiliates if such Person is not an Affiliate of Distributing or Controlled after such transaction is consummated.  Nothing in this Agreement shall preclude, prohibit or restrict either Controlled or any of its Affiliates from engaging in any manner in any business activity that would otherwise violate Section 6.9(a) that is acquired (an “After-Acquired Business”) or is carried on by any entity that is acquired by or combined with Controlled or any of its Affiliates after the date hereof (an “After-Acquired Company”); provided, that in the event the aggregate revenues of any such After-Acquired Business or After-Acquired Company attributable to SVM Services at any time during the period such Party is restricted by this Section 6.9 is more than $20 million annually, then within 18 months after the earlier of (i) the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company and (ii) the date such revenues exceed $20 million, Controlled or its relevant Affiliate, as applicable, shall dispose of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company or shall otherwise cause the After-Acquired Business or the After-Acquired Company to comply with this Section 6.9.

ARTICLE VII

FINANCIAL AND OTHER INFORMATION

Section 7.1                                    Financial and Other Information.

(a)                                 For a reasonable period of time after the end of the first full fiscal year following the Distribution Date as required for any member of either Group to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs (the “Overlapping Fiscal Year”), each Party shall use its commercially reasonable efforts to cooperate with any requests from any member of the other Group, in each case to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements.

(b)                                 As soon as practicable, and in any event no later than 45 days before SVMC is required to file with the SEC its annual financial statements for the Overlapping Fiscal Year, Controlled shall deliver to SVMC the substantially final draft of the audited consolidated financial statements of Controlled for the Overlapping Fiscal Year (the “TG Financial Statements”) certified by the chief financial officer of Controlled as presenting fairly, in all material respects, the financial condition and results of operations of the TG Group.  Following such delivery, (i) Controlled and SVMC shall actively consult with each other regarding any changes (whether or not substantive) which Controlled may consider making to the TG Financial Statements, with particular focus on any changes which would have any effect upon SVMC’s financial statements or related disclosures and (ii) Controlled shall deliver all material revisions to such drafts as soon as any such revisions are prepared or made.

(c)                                  With respect to SVM Public Filings (as defined below), Controlled shall cooperate with SVMC and Distributing and shall cause its accountants to cooperate fully, to the extent requested by SVMC or Distributing, in the preparation of SVMC’s or Distributing’s public earnings release, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other proxy, information and registration statements, reports, notices, prospectuses and filings made with the SEC or any national securities exchange or otherwise made publicly available (collectively, the “SVM Public Filings”).  Controlled agrees to provide to SVMC and Distributing all Information that SVMC or Distributing reasonably requests in connection with any SVM Public Filings or that, in SVMC’s or Distributing’s judgment, is required to be disclosed or incorporated by reference therein under any Law.  Such Information shall be provided by Controlled in a timely manner to enable SVMC and Distributing to prepare, print and release all SVM Public Filings on such dates as SVMC or Distributing shall determine.  Controlled shall use its reasonable best efforts to cause its auditors to consent to any reference to them as experts in any SVM Public Filings required under any Law.  If and to the extent requested by SVMC or Distributing, Controlled shall diligently and promptly review all drafts of such SVM Public Filings.

(d)                                 To the extent it relates to a pre-Distribution Effective Time period, Controlled shall authorize its auditors to make available to SVMC’s and Distributing’s auditors both the personnel who performed or are performing the annual audit of Controlled and work papers related to the annual audit of Controlled, in all cases within a reasonable time prior to the opinion date of SVMC’s and Distributing’s auditors, so that SVMC’s and Distributing’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of Controlled’s auditors as it relates to the SVMC’s and Distributing’s auditors’ report on SVMC’s and Distributing’s annual financial statements, all within sufficient time to enable SVMC and Distributing to meet its timetable for the printing, filing and public dissemination of SVMC’s and Distributing’s audited annual financial statements.

(e)                                  To the extent it relates to a pre-Distribution Effective Time period, Controlled shall provide SVMC’s and Distributing’s auditors and management access to personnel and Records of members of its Group so that SVMC and Distributing may conduct reasonable audits relating to the financial statements provided by Controlled pursuant to the provisions of this Section 7.1.

(f)                                   To the extent it relates to a pre-Distribution Effective Time period, (i) each of the Parties of one Group shall give each Party of the other Group as much prior notice as is reasonably practicable of any changes in, or proposed determination of, its accounting estimates or accounting principles from those in effect as of immediately prior to the Distribution Effective Time or of any other action with regard to its accounting estimates or accounting principles or previously reported financial results which may affect the other Party’s financial results, (ii) each of the Parties of one Group will consult with each Party of the other Group and, if requested by the Party contemplating such changes, with such Party’s auditors and (iii) unless required by generally accepted accounting principles, Law or a Governmental Authority, Controlled shall not make such determination or changes which would affect SVMC’s previously reported financial results without SVMC’s prior written consent, which shall not be unreasonably withheld.  Further, Controlled will give SVMC prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Effective Time period, and will provide SVMC with access as provided in Article VII as promptly as possible such that SVMC will be able to satisfy its financial reporting requirements.

(g)                                  Until the end of the Overlapping Fiscal Year, Controlled shall, and shall cause each member of its Group to, maintain a fiscal year that commences and ends on the same calendar days as SVMC’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as SVMC’s monthly accounting periods commence and end.

(h)                                 Within 10 days after the end of each quarter following the Distribution Effective Time during which Distributing and Controlled are Affiliates, each of Distributing and Controlled shall (i) provide the other Party with all related party Information required to be disclosed under the applicable law with respect to such quarter and (ii) cooperate to provide consistent disclosure with regard to such Information in any SVM Public Filings.

(i)                                     Subject to Section 6.5(a), Information provided pursuant to this Section 7.1, other than information required to be included in the SVM Public Filings, shall be deemed Confidential Information for purposes of this Agreement.

(j)                                    Each Party agrees and acknowledges, on behalf of itself and members of its Group, that it is aware and will advise its Representatives who receive information provided hereunder and are otherwise not aware, that (i) the information provided hereunder may contain material, non-public information concerning the other Parties and (ii) United States securities laws prohibit any person who has material non-public information concerning a publicly traded Person from purchasing or selling securities of such Person, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 7.2                                    Sarbanes-Oxley Section 404 Compliance.  Following the Distribution, Controlled shall continue to provide access to the applicable members of the SVM Group on a timely basis all Information reasonably required to meet each such member’s schedule for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, Controlled will provide all required financial and other Information with respect to itself and members of its Group (including access to personnel and Records) to the auditors and management of the applicable members of the SVM Group in a sufficient and reasonable time and in sufficient detail to permit such auditors and management to complete the Internal Control Audit and Management Assessments.

ARTICLE VIII

INSURANCE

Section 8.1                                    Insurance Matters.

(a)                                 Controlled does hereby, for itself and each other member of the TG Group, agree that no member of the SVM Group or any SVM Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of the SVM Group as in effect at any time prior to the Distribution Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, any professional or other advice with respect to the initial policies for Controlled, any handling of claims for Controlled, or any oversight or advice with respect to risk management or other insurance-related issues; provided, that this Section 8.1(a) shall not negate Distributing’s agreement under Section 8.1(b).

(b)                                 Except as otherwise expressly provided in this Article VIII, Controlled shall have sole responsibility for obtaining insurance coverage for its respective operations effective as of the Closing.  To the extent that after the Closing any Party requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers or self-insurance regulators from another Party hereto, the Parties of the other Group will promptly supply such information.

(c)                                  Distributing agrees to use its commercially reasonable efforts to cause the interests and rights of Controlled and the other members of the TG Group as of the Distribution Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs issued by any insurer or reinsurer which is not controlled by any member of the SVM Group (and under claims-made policies and programs to the extent a claim has been properly submitted prior to the Distribution Effective Time) in respect of the period prior to the Distribution Effective Time to survive the Distribution Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies; provided, that the interests and rights of Controlled and the other members of the TG Group shall be subject to the terms and conditions of such insurance policies and programs, including any limits on coverage or scope, any deductibles and other fees and expenses and Distributing’s allocation of the cost of claims to its business units, including Controlled, according to its allocation program in effect as of the Distribution Effective Time.

(d)                                 With respect to claims, acts, omissions, events, or circumstances occurring prior to January 1, 2014 that Controlled in good faith believes are covered by Distributing’s occurrence-based insurance policies (including general liability, automobile liability, or workers’ compensation insurance policies) (collectively, the “Policies,”), Controlled may make claims under such policies subject to the terms and conditions of such policies and this Agreement (“Insurance Claims”).  To the extent that deductibles under the general liability, automobile liability, or workers’ compensation policies (the “Deductibles”) apply to claims under the Policies, Distributing shall facilitate the administration and processing of such Insurance Claims in a manner that makes available to Controlled the benefit of the deductible reimbursement policies issued by Steward Insurance Company to TruGreen prior to January 1, 2014.  In addition, Distributing will process and pay all Deductibles with respect to Insurance Claims under the Policies, and reimbursement, if any, by Steward Insurance Company with respect to any such Insurance Claims shall be paid to Distributing.  In connection with any Insurance Claim,

(i)                               Controlled shall report in writing, on behalf of itself and other members of the TG Group, as promptly as practicable Insurance Claims, in reasonable detail of the nature and circumstances surrounding such Insurance Claim, in accordance with the SVM Group’s claim reporting procedures in effect immediately prior to the Distribution Effective Time (or in accordance with any modifications to such procedures after the Distribution Effective Time communicated by Distributing to Controlled in writing);

(ii)                            Controlled, TG LP and the other members of the TG Group shall indemnify, hold harmless and reimburse Distributing and the other members of the SVM Group for any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, claim expenses and claim handling fees or other charges allocated to members of the TG Group pursuant to the allocation program maintained by the SVM Group in effect as of the Distribution Effective Time, in each case subject to any insurance or indemnity coverage provided for such amounts under insurance policies or indemnities provided Steward Insurance Company to any member of the TG Group;

(iii)                         Controlled shall, and shall cause other members of the TG Group, at its and their own expense, to, cooperate and assist with Distributing and other members of the SVM Group and share such information as is reasonably necessary in order to permit Distributing and members of the SVM Group to manage and conduct the insurance matters contemplated by this Article VIII, including, without limitation, the production of witnesses and documents in accordance with Section 6.4;

(iv)                        Controlled shall exclusively bear (and Distributing shall have no obligation to repay or reimburse Controlled for) the amount of all uninsured, unrecovered, unavailable or uncollectible amounts in respect of such Insurance Claim, except to the extent Controlled is entitled to be indemnified in connection with such Insurance Claim pursuant to this Agreement; and

(v)                           Distributing and the other members of the SVM Group shall be relieved of their obligations under Section 8.1(c) and this Section 8.1(d) insofar as any member of the TG Group fails to comply with the reasonable requests of any member of the SVM Group or its insurers or reinsurers.

(e)                                  Subject to Section 8.1(c), Distributing and other members of the SVM Group shall retain the exclusive right to control their insurance policies and programs, including the right to defend, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of their insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any TG Liabilities and/or claims Controlled has made or could make in the future, and no member of the TG Group shall, without the prior written consent of Distributing, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with insurers of Distributing or other members of the SVM Group with respect to any of the insurance policies and programs of the SVM Group, or amend, modify or waive any rights under any such insurance policies and programs. Neither Distributing nor any other members of the SVM Group shall have any obligation to secure extended reporting for any claims under any of the insurance policies and programs of Distributing or other members of the SVM Group for any acts or omissions by any member of the TG Group incurred prior to the Distribution Effective Time.

(f)                                   This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the TG Group in respect of any insurance policy or any other contract or policy of insurance.

(g)                                  Nothing in this Agreement shall be deemed to restrict any member of the TG Group from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.

Section 8.2                                    Director and Officer Liability.  For six years after the Distribution Date, Distributing and SVMC shall (i) indemnify and hold harmless the present and former officers and directors of Controlled and each of its Subsidiaries (including former Subsidiaries of Controlled merged into Controlled or any of its Subsidiaries) (each a “Covered Person”) in respect of acts or omissions occurring at or prior to the Distribution Effective Time to the same extent as Distributing provides indemnification or hold harmless protection to Distributing’s then-current officers and directors pursuant to Distributing’s certificate of incorporation and by-laws or indemnification agreements, (ii) provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Distribution Effective Time covering each such Covered Person currently covered by Distributing’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies as are then in effect with respect to Distributing’s then-current officers and directors, and (iii) provide written notice to Controlled at least 20 days in advance of any changes in the terms with respect to coverage and amount in Distributing’s officers’ and directors’ liability insurance policies which are materially less favorable than the coverage and amount of such insurance policies as of the date hereof.

Section 8.3                                    Miscellaneous.  Each of the Parties intends by this Agreement that a Third Party, including a third-party insurer or reinsurer, or other Third Party that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement).  To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

ARTICLE IX

LEGAL MATTERS

Section 9.1                                    Control of Legal Matters.

(a)                                 At all times from and after the Distribution Effective Time, Controlled shall assume (or, as applicable, retain) control of each of the TG Litigation Matters, and Controlled shall use its reasonable best efforts to cause any member of the SVM Group named as a defendant in any such TG Litigation Matter to be removed and dismissed from such TG Litigation Matter; provided, that Controlled shall not be required to make any such effort if the removal of any member of the SVM Group would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such TG Litigation Matter.

(b)                                 At all times from and after the Distribution Effective Time, Distributing or SVMC shall assume (or, as applicable, retain) control of each of the SVM Litigation

Matters, and Distributing or SVMC shall use its reasonable best efforts to cause any member of the TG Group named as a defendant in any such SVM Litigation Matter to be removed and dismissed from such SVM Litigation Matter; provided, that Distributing or SVMC shall not be required to make any such effort if the removal of any member of the TG Group would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such SVM Litigation Matter.

(c)                                  To the extent a Party is unable to cause a member of the other Group to be removed and dismissed pursuant to Section 9.1(a) or (b), the Parties agree to cooperate in defending against such Action and, subject to Section 6.8, to provide each other with access to all Information relating to such Action except to the extent that providing such access and such Information would prejudice an indemnification claim available to such Party as contemplated in Article X.

(d)                                 At all times from and after the Distribution Effective Time, the Parties shall jointly control any Joint Litigation Matter and shall cooperate in defending against such Action; provided, that no member of either Group may settle a Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; and provided, further, that any Party may settle a Joint Litigation Matter if such settlement is for monetary relief only and provides a full release from, or indemnity for, any liability under such Joint Litigation Matter for the Parties of the other Group and, as applicable, the members of the other Group and their respective Representatives.

Section 9.2                                    Notice to Third Parties; Service of Process; Cooperation.

(a)                                 The Parties shall cause the members of their respective Groups to promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, of the Distribution and shall provide instructions for proper service of legal process and other documents.

(b)                                 The Parties shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as possible following receipt.

(c)                                  If any Party or any members of its Group receives notice or otherwise learns of the assertion of a Joint Litigation Matter, such Party or member of its Group shall give the Parties of the other Group written notice of such Joint Litigation Matter in reasonable detail. The failure to give notice under this subsection shall not relieve any Party (or any member of its Group) of its Liability for any Joint Litigation Matter as provided hereunder or under any Ancillary Agreement, except to the extent such Party is actually prejudiced by the failure to give such notice.  The Parties shall be deemed to be on notice of any Joint Litigation Matter pending prior to the Distribution Effective Time.

ARTICLE X

INDEMNIFICATION

Section 10.1                             Release of Pre-Separation Claims.

(a)                                 Except as provided in Section 10.1(c), effective as of the Distribution Effective Time, each of Controlled and TG LP does hereby, for itself and each other member of its Group, remise, release and forever discharge each SVM Indemnified Party, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the transactions and all other activities to implement the Transactions.

(b)                                 Except as provided in Section 10.1(c), effective as of the Distribution Effective Time, each of Distributing and SVMC does hereby, for itself and each other member of its Group, remise, release and forever discharge each TG Indemnified Party, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the transactions and all other activities to implement the Transactions.

(c)                                  Nothing contained in Section 10.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any other Intercompany Agreements or Intercompany Accounts that are specified in Section 2.2(b) as not to terminate as of the Distribution Effective Time, in each case in accordance with its terms.  For the avoidance of doubt, nothing contained in Section 10.1(a) or (b) shall release any Person from:

(i)                               any Liability provided in or resulting from any agreement among any members of the SVM Group or the TG Group that is specified in Section 2.2(b) as not to terminate as of the Distribution Effective Time, or any other Liability specified in such Section 2.2(b) as not to terminate as of the Distribution Effective Time;

(ii)                            any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                         any Liability provided in or resulting from any other agreement or understanding that is entered into on or after the Distribution Date between any Party (or a member of such Party’s Group), on the one hand, and any Party of the other Group (or a member of such other Group), on the other hand;

(iv)                        any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement;

(v)                           any Liability the release of which would result in the release of any Person other than a SVM Indemnified Party or a TG Indemnified Party intended to be released pursuant to this Section 10.1; provided, that the Parties agree not to bring suit, or permit any other member of their respective Groups to bring suit, against such SVM Indemnified Party or TG Indemnified Party with respect to any such Liability that shall otherwise be released pursuant to this Section 10.1 in the absence of this subsection (v); or

(vi)                        any obligation existing prior to the Distribution Effective Time of any member of a Group to indemnify any Person who has been a Representative of any member of the Group at any time on or prior to the Distribution Effective Time.

(d)                                 Controlled and TG LP shall not make, and shall not permit any other member of the TG Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Distributing or any other member of the SVM Group, or any other Person released pursuant to Section 10.1(a), with respect to any Liabilities released pursuant to Section 10.1(a). Distributing and SVMC shall not make, and shall not permit any other member of the SVM Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Controlled or any other member of the TG Group, or any other Person released pursuant to Section 10.1(b), with respect to any Liabilities released pursuant to Section 10.1(b).

(e)                                  It is the intent of each Party, by virtue of the provisions of this Section 10.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Effective Time, between or among any member of the TG Group, on the one hand, and any member of the SVM Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Effective Time), except as otherwise set forth in Section 10.1(c). At any time, at the request of any Party of the other Group, each Party shall, no later than the fifth day following the receipt of such request, cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 10.2                             Indemnification by Controlled and TG LP.  Following the Distribution Effective Time and subject to Section 14.1, Each of Controlled and TG LP shall, and shall cause the other members of its Group to, indemnify, defend and hold harmless each member of the SVM Group and its Affiliates, and each of their respective current or former stockholders, directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, in each case, in their respective capacities as such (each, a “SVM Indemnified Party”), from and against all Liabilities actually incurred or suffered by the SVM Indemnified Parties relating to, arising out of or resulting from one or more of the following:

(a)                     each TG Liability, including arising out of the failure of any member of the TG Group or any other Person to pay, perform or otherwise promptly discharge any such TG Liability;

(b)                     each breach by any member of the TG Group of this Agreement; and

(c)                      each breach by any member of the TG Group of an Ancillary Agreement, subject to any specific limitation on liability contained in such Ancillary Agreement and without duplication taking into account the performance by each member of the TG Group of its indemnification obligations in such Ancillary Agreement.

Section 10.3                             Indemnification by Distributing and SVMC.  Following the Distribution Effective Time and subject to Section 14.1, each of Distributing and SVMC shall, and shall cause the other members of its Group to, indemnify, defend and hold harmless each member of the TG Group and its Affiliates, and each of their respective current or former stockholders, directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, in each case, in their respective capacities as such (each, a “TG Indemnified Party”), from and against any and all Liabilities arising out of or resulting from any of the following items:

(a)                     each SVM Liability, including arising out of the failure of any member of the SVM Group or any other Person to pay, perform or otherwise promptly discharge any such SVM Liability;

(b)                     each breach by any member of the SVM Group of this Agreement; and

(c)                      each breach by any member of the SVM Group of an Ancillary Agreement, subject to any specific limitation on liability contained in the Ancillary Agreement and without duplication taking into account the performance by each member of the SVM Group of its indemnification obligations in the Ancillary Agreement.

Section 10.4                             Indemnification with respect to Unreleased Liabilities.  Without limiting the generality of Sections 10.2 and 10.3, each of Distributing and SVMC shall indemnify, defend and hold harmless each TG Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person, and each of Controlled and TG LP shall indemnify, defend and hold harmless each SVM Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person. Each Party of one Group shall take, and shall cause the members of its Group to take, such other actions as may be reasonably requested by any Party of the other Group in accordance with the provisions of this Agreement in order to place the Parties (and any relevant member of their respective Groups), insofar as reasonably possible, in the same position as they would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by such other Party (or any relevant member of its Group) with effect as of the Distribution Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Distribution Effective Time to the member or members of the SVM Group or the TG Group, as the case may be.

Section 10.5                             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that each Liability subject to indemnification, contribution or reimbursement pursuant hereto will be net of (i) all Insurance Proceeds, and (ii) all recoveries, judgments, settlements, contribution, indemnities and other amounts received (including by way of set-off) from all Third Parties, in each case that actually reduce the amount of, or are paid to the applicable indemnitee in respect of, such Liability (“Third Party Proceeds”).  Accordingly, the amount that the indemnifying Parties (Distributing and SVMC together, or Controlled and TG LP together, an “Indemnifying Party”) is required to pay to each Person entitled to indemnification hereunder (each an “Indemnified Party”) shall be reduced by all Insurance Proceeds and Third Party Proceeds received by or on behalf of the Indemnified Party in respect of the relevant Liability; provided, that all amounts described in Section 10.2 or Section 10.3 which are incurred by an Indemnified Party shall be paid promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of Insurance Proceeds or Third Party Proceeds; and provided, further, that upon such payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with a Third Party Claim, to the extent permitted by applicable Laws such Indemnified Party shall assign its rights to recover all Insurance Proceeds and Third Party Proceeds to the Indemnifying Party and such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to all events and circumstances in respect of which such Indemnified Party may have with respect to all rights, defenses, and claims relating to such Third Party Claim.  If, notwithstanding the second proviso in the preceding sentence, an Indemnified Party receives a payment required to be made under this Article X (an “Indemnity Payment”) from an Indemnifying Party in respect of a Liability and subsequently receives Insurance Proceeds or Third Party Proceeds in respect of such Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the amount paid by the Indemnifying Party over the amount that would have been due if such Insurance Proceeds and Third Party Proceeds had been received before the Indemnity Payment was made. Each member of the SVM Group and each member of the TG Group shall use commercially reasonable efforts to seek to collect or recover all Insurance Proceeds and all Third Party Proceeds to which such Person is entitled in respect of a Liability for which such Person seeks indemnification pursuant to this Article X; provided, that such Person’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder unless such inability is a result of such Person’s failure to exercise commercially reasonable efforts to so collect and recover any such Insurance Proceeds or Third Party Proceeds.

(b)                                 An insurer that would otherwise be obligated to pay a claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof. Without limiting the generality of the foregoing and for the avoidance of doubt, insofar as any insurer is only obligated to pay a claim after the prior exhaustion of any other rights of indemnification, the indemnification provided under this Article X shall not be available to the extent, but only to the extent, that such indemnification would otherwise relieve such insurer of its payment obligation.

Section 10.6                             Contribution.  If the indemnification provided for in this Article X is unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of a Liability for which indemnification is provided for herein then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder.  If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the

Indemnified Party in the same position as if it were indemnified under Section 10.2 or Section 10.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 10.7                             Procedures for Indemnification of Direct Claims.  Each claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder, which notice shall state the amount claimed, if known, and method of computation thereof, and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have accepted responsibility for the indemnification sought and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 30 day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

Section 10.8                             Procedures for Indemnification of Third Party Claims.

(a)                                 If an Indemnified Party shall receive notice of the assertion of a claim, or commencement of an Action, by a Third Party against it (each, a “Third Party Claim”) that may give rise to a claim for indemnification pursuant to this Agreement, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail; provided, that the failure to provide such notice as provided in this Section 10.8 shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 Each Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of each Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of notice from the Indemnified Party in accordance with Section 10.8(a); provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise such Third Party Claim; and provided, further, that such Indemnified Party shall not withhold such consent if the settlement or compromise (i) contains no finding or admission of a violation of Law or a violation of the rights of a Person by the Indemnified Party or any of its Affiliates, (ii)

contains no finding or admission that would have an adverse effect on the Indemnified Party or any of its Affiliates as determined by the Indemnified Party in good faith, (iii) involves only monetary relief which the Indemnifying Party has agreed to pay and does not contain an injunction or other non-monetary relief affecting the Indemnified Party or any of its Affiliates, and (iv) includes a full, irrevocable unconditional release of the Indemnified Party from such Third Party Claim.

(c)                                  If the Indemnifying Party elects to undertake the defense against a Third Party Claim as provided by Section 10.8(b), the Indemnified Party shall cooperate with the Indemnifying Party with respect to such defense and shall have the right, but not the obligation, to participate in such defense and to employ separate counsel of its choosing at its own expense; provided, that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of the Third Party Claim after the Indemnifying Party has failed, in the reasonable judgment of the Indemnified Party, to diligently defend the Third Party Claim after having elected to assume its defense.

(d)                                 If the Indemnifying Party (i) does not elect to assume the defense in accordance with Section 10.8(b), or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, that the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  For the avoidance of doubt, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(e)                                  Subject to Article VI, the Indemnified Party and the Indemnifying Party shall cooperate in the defense of a Third Party Claim including by (i) expeditiously making available all witnesses, all pertinent records, all materials, and all information in each other’s possession or under each other’s control relating to the Third Party Claim, (ii) assisting with litigation defense strategy, investigations, discovery preparation, trial preparation, and similar activities with respect to the Third Party Claim, and (iii) using commercially reasonable efforts to avoid taking any action, or omitting to take any action, that would materially and adversely prejudice each other’s defense of, or actual or potential rights of recovery with respect to, the Third Party Claim.  The Indemnifying Party shall have no obligation in accordance with this Article X to an Indemnified Party for any Third Party Claim to the extent such Indemnified Party fails to comply with this Section 10.8(e) with respect to the Third Party Claim and such failure shall have materially and adversely prejudiced the Indemnifying Party.

Section 10.9                             Remedies Cumulative.  The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.10                      Tax Matters.  All indemnity payments pursuant to this Article X shall be treated as relating to periods ending on or prior to the Distribution Effective Time and shall be treated for all tax purposes as (i) an adjustment to the amount of cash contributed to Controlled pursuant to Section 2.1 and (ii) to the extent the aggregate net indemnity payments to the SVM Group and its Affiliates would exceed the amount of such contributed cash, a distribution with respect to stock of Controlled.    Notwithstanding anything to the contrary set forth herein, indemnification for all matters relating to taxes shall be governed by terms, provisions and procedures of the Tax Sharing Agreement and not this Article X.

Section 10.11                      Survival of Indemnities.  The rights and obligations of the Indemnified Parties under this Article X shall survive the distribution, sale or other transfer by any Party or members of its respective Group of any Assets or the assignment by it of any Liabilities.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1                             Disputes.  Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article XI shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Distribution Effective Time), between or among any member of the SVM Group and the TG Group (collectively, “Disputes”); provided, that if any Ancillary Agreement provides for  different dispute resolution procedures for Disputes thereunder, such dispute resolution procedures shall apply with respect to such Dispute.

Section 11.2                             Dispute Resolution.

(a)                                 On the Distribution Effective Time, Distributing and Controlled shall form a committee (the “Executive Committee”).  The Executive Committee shall consist of two representatives designated by each of Distributing and Controlled and shall initially consist of the Chief Financial Officer and the General Counsel (or other chief legal officer) of each of Distributing and Controlled.  Each of Distributing and Controlled may replace one or more of its representatives at any time upon notice to the other Party.

(b)           Any Dispute shall be submitted to the Executive Committee, and the Executive Committee shall seek to resolve such Dispute through informal good faith negotiation.  In the event the Executive Committee fail to meet or, if they meet, fail to resolve the Dispute within 10 Business Days, then the claiming Party will provide the other Parties with a written “Notice of Dispute,” describing (i) the issues in dispute and such Party’s position thereon, (ii) a summary of the evidence and arguments supporting such Party’s positions, (iii) a summary of the negotiations that have taken place to date and (iv) the name and title of the senior executives or their respective designees who will represent each Party.  The senior executives or their respective designees designated in such Notice of Dispute shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute.  If such senior executives or their respective designees decline to meet within the allotted time, or if they meet, fail to resolve the Dispute within 20 Business Days after receipt of the Notice of Dispute, then any Party may pursue the remedy set forth in Section 11.2(c).

(c)           If the procedures set forth in Section 11.2(b) have been followed with respect to a Dispute and such Dispute remains unresolved, any Party may promptly submit the relevant Notice of Dispute to a neutral arbitrator (the “Arbitrator”) unless Distributing and Controlled agree otherwise.  Distributing and Controlled agree to seek to reach agreement on the identity of the arbitrator within 20 Business Days after the initiation of arbitration.  If Distributing and Controlled are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.  The arbitration shall be administered by JAMS.  If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties.  If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties.  The seat of the arbitration shall be New York, New York.  The Parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.  The applicable Party from each Group shall submit its position in writing to the Arbitrator within 10 Business Days of the appointment of the Arbitrator.  Within 20 Business Days after receipt of such submissions, the Arbitrator shall make a final written determination, and such determination and award shall be final and binding upon the Parties hereto, and may be entered and enforced in any court having jurisdiction.  The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing Party.  The Parties agree that the arbitration shall be kept confidential and that  the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the Parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding.  The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.  Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(d)           A Party’s failure to comply with Sections 11.2(b) and (c) shall constitute cause for dismissal without prejudice of any legal proceeding.

Section 11.3          Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such Dispute.

ARTICLE XII

FURTHER ASSURANCES

Section 12.1          Further Assurances.

(a)           The Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and any Ancillary Agreement and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, whether before or after the Distribution Effective Time.

(b)           Without limiting the foregoing, prior to, on and after the Distribution Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including, instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all necessary Consents and Governmental Approvals, including, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(c)           Each Party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any member of its Group.

ARTICLE XIII

AMENDMENT AND TERMINATION

Section 13.1          Amendment and Termination.

(a)           Prior to the Distribution Effective Time, this Agreement may be amended, supplemented, terminated and the transactions contemplated hereby may be modified or abandoned at any time by Distributing, in its sole and absolute discretion.

(b)           After the Distribution Effective Time, this Agreement may not be amended, supplemented or terminated except by an agreement in writing signed by the Parties.

Section 13.2          Effect of Termination.  In the event of a termination in accordance herewith, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party; provided, that such termination shall have no effect on any transactions effected prior to such termination.

ARTICLE XIV

MISCELLANEOUS

Section 14.1          LIMITATION OF LIABILITY.

(a)           IN NO EVENT SHALL ANY MEMBER OF ONE GROUP BE LIABLE TO ANY MEMBER OF THE OTHER GROUP, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING, NEGLIGENCE OR STRICT LIABILITY) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION

OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

(b)           No Party nor any member of its Group shall have any Liability to the other Party’s Group (i) if any Information exchanged or provided pursuant to this Agreement, whether such Information is historical or forward looking, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the providing Person, or (ii) if any Information is lost or destroyed after commercially reasonable efforts by the Person from whom Information is requested pursuant to this Agreement, to comply with the provisions of Section 6.3.  Notwithstanding the foregoing, nothing contained in this Section 14.1(b) shall affect or impair (x) the assumption and acceptance by the applicable members of the SVM Group of the SVM Transaction Liabilities and (y) the assumption and acceptance by the applicable members of the TG Group of the TG Transaction Liabilities.

Section 14.2          Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred and directly related to the Transactions shall: (i) to the extent incurred and payable on or prior to the Distribution Effective Time, be paid by SVMC; and (ii) to the extent arising and payable following the Distribution Effective Time, be paid by the Party incurring such cost or expense.

Section 14.3          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 14.4          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or email (with written confirmation of receipt), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.4):

If to Distributing, to:

ServiceMaster Global Holdings, Inc.

860 Ridge Lake Blvd.

Memphis, TN 38120

Attn.:  General Counsel

Facsimile:  901-597-8025

Email: James.Lucke@servicemaster.com

If to SVMC, to:

The ServiceMaster Company

860 Ridge Lake Blvd.

Memphis, TN 38120

Attn.:  General Counsel

Facsimile:  901-597-8025

Email: James.Lucke@servicemaster.com

If to Controlled, to:

TruGreen Holding Corporation

c/o TruGreen Limited Partnership

860 Ridge Lake Blvd.

Memphis, TN 38120

Attn.:  Chief Legal Officer

Facsimile:  901-597-9578

Email: KevinMann@trugreenmail.com

If to TG LP, to:

TruGreen Limited Partnership

860 Ridge Lake Blvd.

Memphis, TN 38120

Attn.:  Chief Legal Officer

Facsimile:  901-597-9578

Email:  KevinMann@trugreenmail.com

Section 14.5          Public Announcements.  Following the Distribution Effective Time, the Parties shall be permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise prohibited by Law or any Ancillary Agreement; provided, that the Parties shall consult with each other prior to issuing, and shall, subject to the requirements of Section 6.5, provide the other Parties the opportunity to review and comment upon, press releases and other public statements in connection with any Transaction and prior to making any filings with any Governmental Authority with respect thereto.

Section 14.6          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 14.7          Entire Agreement.  This Agreement and the Ancillary Agreements, including the exhibits and schedules thereto and together with all the agreements contemplated hereby and thereby (including the Implementation Documents), constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 14.8          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a party hereto. The provisions of this Section 14.8 shall not apply to any Ancillary Agreement, the assignment of which shall be subject to the terms of such Ancillary Agreement.

Section 14.9          Third-Party Beneficiaries.  Except for the rights for release and indemnification under this Agreement of any SVM Indemnified Party or TG Indemnified Party in their respective capacities as such, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 14.10       Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof insofar as such laws would otherwise result in the application of the laws of another state.  This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

Section 14.11       Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.12       Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof”, “herein” and “hereunder” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement.  References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.  All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement.  References to any agreement or contract are to that agreement or contract as amended, supplemented or modified from time to time in accordance with the terms hereof and thereof.  The word “including” and words of similar import shall mean “including, without limitation”.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  Any reference to “days” means calendar days unless Business Days are expressly specified.  The word “or” shall not be exclusive.

Section 14.13       Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Parties shall not oppose the granting of such relief.  The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived.

Section 14.14       Payment Terms.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to another under this Agreement shall be paid or reimbursed hereunder within ten days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 14.15       Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and the Liabilities for the breach of any obligations contained herein, shall survive the Distribution Effective Time and shall remain in full force and effect.

Section 14.16       Waiver.  Any Party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of any Party of the other Group and (ii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party against whom it is sought to enforce such extension or waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 14.17       Counterparts; Facsimile Signatures.  This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email delivery of scanned pages (e.g., “.pdf” format data files) shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Alan J.M. Haughie
	Name:	Alan J.M. Haughie
	Title:	Chief Financial Officer

THE SERVICEMASTER COMPANY

By:	/s/ Alan J.M. Haughie
	Name:	Alan J.M. Haughie
	Title:	Senior Vice President and Chief
Financial Officer

TRUGREEN HOLDING CORPORATION

By:	/s/ David W. Martin
	Name:	David W. Martin
	Title:	Senior Vice President and Chief
Financial Officer

TRUGREEN LIMITED PARTNERSHIP

By: TruGreen, Inc., its general partner

By:	/s/ David W. Martin
	Name:	David W. Martin
	Title:	Senior Vice President and Chief
Financial Officer

[Signature Page to Separation and Distribution Agreement]

List of Omitted Schedules and Exhibits

The following schedules and exhibits to the Separation and Distribution Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, TruGreen Holding Corporation and TruGreen Limited Partnership have not been provided herein:

Schedule 1.1(a)	Co-Locations

Schedule 1.1(b)	SVM Assumed Liabilities - Actions

Schedule 1.1(c)	TruGreen Locations

Exhibit A	Employee Matters Agreement (See Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on January 17, 2014 (the “8-K”))

Exhibit B	Tax Matters Agreement (See Exhibit 2.4 to the 8-K)

Exhibit C	Transition Services Agreement (See Exhibit 2.5 to the 8-K)

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.